Exhibit 10.12

LOAN AND SECURITY AGREEMENT

Dated as of February 21, 2017

ALLIANCE ENTERTAINMENT HOLDING CORPORATION,

PROJECT PANTHER ACQUISITION CORPORATION,

AEC DIRECT, LLC,

ALLIANCE ENTERTAINMENT, LLC, and

DIRECTTOU, LLC,

as Borrowers

BANK OF AMERICA, N.A.,

as Agent

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

i

(continued)

(continued)

(continued)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Assignment Notice

Schedule 1.1	Commitments of Lenders
Schedule 8.5.1	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation and Commercial Tort Claims
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.1.2	Additional Financial and Collateral Reporting
Schedule 10.1.7	Categories of Insurance
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of February 21, 2017, among ALLIANCE ENTERTAINMENT HOLDING CORPORATION, a Delaware corporation (“Alliance Holding”), PROJECT PANTHER ACQUISITION CORPORATION, a Delaware corporation (“Panther”), AEC DIRECT, LLC, a Delaware limited liability company (“AEC”), ALLIANCE ENTERTAINMENT, LLC, a Delaware limited liability company (“Alliance”), DIRECTTOU, LLC, a Delaware limited liability company (“Directtou”, and together with Alliance Holding, Panther, AEC, and Alliance, collectively, “Borrowers”), the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.DEFINITIONS; RULES OF CONSTRUCTION

1.1Definitions. As used herein, the following terms have the meanings set forth below:

Accounts Formula Amount: the sum of (a) 85% of the Value of Eligible Domestic Accounts, plus (b) the lesser of (i) $15,000,000 and (ii) 80% of the Value of Eligible Foreign Accounts; provided, however, that during the months of: (A) April through September of each year, such percentages shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5%, and (B) January, February, March, October, November and December of each year, such percentages shall be reduced by 1.0% for each percentage point (or portion thereof) that either the Dilution Percent or Historical Dilution exceeds 5%, whichever is greater; provided, further, that the amount of the Accounts Formula Amount attributable to clause (b) hereof shall not exceed 40% of the total amount of the Accounts Formula Amount.

Accounts Payable Reserve: the aggregate amount of Borrowers’ accounts payable that are unpaid after the later of (a) 60 days after the original due date, or (b) the date to which the original due date is extended by written permission (including by e-mail) from the supplier, but in no event more than 90 days after the original due date.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Activation Instruction: as defined in Section 8.5.2.

AEC: as defined in the preamble to this Agreement.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement Currency: as defined in Section 1.5.2.

Alliance: as defined in the preamble to this Agreement.

Alliance Holding: as defined in the preamble to this Agreement.

Allocable Amount: as defined in Section 5.11.3.

Anderson Media Acquisition Agreement: that certain Agreement of Sale and Purchase, dated May 18, 2016, by and among Panther, ANconnect, LLC, a Texas limited liability company, and Anderson Media Corporation, a Delaware corporation.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last calendar month that is the end of a Fiscal Quarter, as measured for the twelve month period then ended:

Level	Fixed Charge Coverage Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans
I	< 1.5x	1.50%	2.50%
II	>1.5x and < 1.75	1.25%	2.25%
III	>1.75x and < 2.0	1.00%	2.00%
IV	>2.0x	0.75%	1.75%

Until April 30, 2017, margins shall be determined as if Level III were applicable. Thereafter, margins shall be subject to increase or decrease by Agent on the first day of the calendar month following receipt by Agent of the Compliance Certificate delivered in respect of the most recent calendar month that is the end of a Fiscal Quarter. If Agent is unable to determine the Fixed Charge Coverage Ratio for a calendar month that is the end of a Fiscal Quarter due to Borrowers’ failure to deliver the Compliance Certificate or any financial report when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level I were applicable until the first day of the calendar month following its receipt.

Appointee: as defined in Section 12.14.

Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including any disposition in connection with a sale-leaseback transaction or synthetic lease.

Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

Availability: the Borrowing Base minus Revolver Usage.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) the Accounts Payable Reserve; and (f) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.

Average Daily Availability: means, for any measurement period, the average daily Availability during such period.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank of America: as defined in the preamble to this Agreement.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products or services extended to a Borrower or Affiliate of a Borrower by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services, other than Letters of Credit.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion with respect to Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.0%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Materials: Borrowing Base Reports, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate Revolver Commitments; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve.

Borrowing Base Report: a report of the Borrowing Base, in form and substance satisfactory to Agent.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and California, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted in the London interbank market.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including Automated Clearing House (ACH), international Automated Clearing House (IACH), e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, scanner and stop payment services.

Cayman Account Charge: means, (a) prior to the date the Permitted Cayman Japanese Yen Account, the Permitted Cayman Canadian Dollars Account, and the Permitted Cayman Euros Account are maintained with Bank of America or its Affiliates, the Cayman Islands law governed account charge, dated on or around the Closing Date, between Directtou and Agent with respect to the Deposit Accounts maintained with Wells Fargo Bank, N.A. bearing account number 7775019669, 7775019677 and 7775027787, and (b) on and after the date the Permitted Cayman Japanese Yen Account, the Permitted Cayman Canadian Dollars Account, and the Permitted Cayman Euros Account are maintained with Bank of America or its Affiliates, the Cayman Islands governed account charge, dated on or around the date such Deposit Accounts are first maintained with Bank of America or its Affiliates, between Directtou and Agent with respect to such Deposit Accounts.

Cayman Security Document: as defined in Section 12.14.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: (a) Alliance Holding ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all Borrowers; (b) Walker and Ogilvie, collectively, cease to own and control, beneficially and of record, more than 51% of the Equity Interests of Alliance Holding; or (c) the sale or transfer of all or substantially all assets of a Borrower, except to another Borrower.

Charged Property: as defined in Section 12.14.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Controlled Account: as defined in Section 8.5.1.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Delegate: as defined in Section 12.14.

Deposit Account Control Agreement: control agreement satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent’s Lien on such account.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Dilution Percent: the percent, determined on a trailing twelve months basis, as reflected in the most recent field examination, or more recent information as received by Agent, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts which are recorded to reduce Accounts consistent with the current and historical practices of Borrowers or by a field examination conducted by Agent or Agent’s employees or representatives, in each case, as determined by Agent in its Permitted Discretion, divided by (b) gross sales.

Directtou: as defined in the preamble to this Agreement.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

EBITDA: with respect to Alliance Holding and its Subsidiaries for any period, (a) the Net Income of Alliance Holding and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of Alliance Holding and its Subsidiaries for such period and to the extent deducted in determining Net Income of Alliance Holding and its Subsidiaries for such period (i) Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) any extraordinary or any non-recurring non-cash losses, including any extraordinary or any non-recurring non-cash losses from Permitted Asset Dispositions, (vi) non-recurring non-cash or other non-cash charges (except to the extent representing a reserve or accrual for cash expenses in another period), including goodwill, asset and other impairment charges, losses on early extinguishment of debt, and write-downs of deferred financing costs, (vii) IC-DISC payments permitted and paid in February 2016 and March 2016 in an aggregate amount not to exceed $8,095,674, (viii) Permitted IC-DISC Payments, and (ix) to the extent paid within 180 days of the Closing Date, professional fees, costs and expenses incurred in respect of and, to the extent not capitalized, non-recurring costs and expenses associated with, the consummation of the transactions contemplated by the Anderson Media Acquisition Agreement) in an aggregate amount not to exceed $4,000,000, minus (c) without duplication, the sum of the following amounts of Alliance Holding and its Subsidiaries for such period and to the extent included in determining Net Income of Alliance Holding and its Subsidiaries for such period: (i) non-recurring non-cash items increasing such Net Income for such period, (ii) any extraordinary or any non-recurring gains, including any extraordinary, non-recurring gains from Permitted Asset Dispositions, and (iii) gains from the receipt of proceeds under insurance policies net of any associated losses. Notwithstanding the foregoing, EBITDA shall exclude non-cash effects of any purchase accounting adjustments. For the purposes of calculating EBITDA for any period (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Alliance Holding or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrower Agent and Agent) as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Account: an Eligible Domestic Account or an Eligible Foreign Account.

Eligible Amazon Inventory: means Inventory held by Amazon (pursuant to the Fulfillment by Amazon program) in the continental United States from time to time (i) with an aggregate value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) which does not exceed $2,000,000 and (ii) which is not in-transit.

Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within 5 Business Days after notice of the proposed assignment) and Agent; or (c) during an Event of Default, any Person acceptable to Agent in its discretion.

Eligible Domestic Account: an Account (other than an Eligible Foreign Account) owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its Permitted Discretion, to be an Eligible Domestic Account. Without limiting the foregoing, no Account shall be an Eligible Domestic Account if:

(a)it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; provided, however, that Accounts of Borrowers that (i) have selling terms of more than 60 days but less than 91 days, (ii) are not aged more than 120 days from the original invoice date, (iii) are for an invoice generated during the period from September 30 through and including December 2, and (iv) are not more than 30 days past due shall not be rendered ineligible under this clause (a) so long as the aggregate amount of such Accounts does not exceed $5,000,000;

(b)50% or more of the Accounts owing by the Account Debtor are not Eligible Domestic Accounts under the foregoing clause;

(c)when aggregated with other Accounts owing by the Account Debtor, it exceeds 10% (or 30% for each of (i) Barnes and Noble, (ii) Amazon, (iii) Target Corporation, (iv) Wal-Mart and Sam’s Club, taken together, and (v) Best Buy (such percentage being subject to reduction by Agent in its Permitted Discretion from time to time if the creditworthiness of such Account Debtor deteriorates)) of the aggregate Eligible Domestic Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time);

(d)it does not conform in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) with a covenant or representation herein;

(e)it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(f)an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g)the Account Debtor is organized or has its principal offices or assets outside the United States or Canada;

(h)it is owing by a Governmental Authority (other than a public library), unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act;

(i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien other than a Permitted Lien;

(j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(k)it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(1)its payment has been extended or the Account Debtor has made a partial payment;

(m)it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a direct sale for personal, family or household purposes;

(n)it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;

(o)it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded;

(p)the Account Debtor has been billed by the applicable Borrower from an office or location of the applicable Borrower that is not located in the United States, or the collection of the Account is to occur via an office or location of the applicable Borrower that is not located in the United States, or the payment of such Account will not be to a Controlled Account in the United States; or

(q)it constitutes a receivable due to any Borrower from a credit card issuer or credit card processor; provided, that any such Accounts which generate an aggregate amount of up to $5,000,000 of Availability under the Borrowing Base shall not be excluded solely pursuant to this clause (q), so long as the credit card issuer or credit card processor has not failed to pay such Accounts within 5 days of the original sale date (it being acknowledged and agreed that such Accounts shall be calculated net of any unpaid and/or accrued credit card issuer or credit card processor fee or expense balances).

Eligible Foreign Account: an Account (other than an Eligible Domestic Account) owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars (provided, however, that Accounts of Borrowers that are payable and will be paid in Euros, Sterling, Japanese Yen or Canadian Dollars shall not be rendered ineligible merely because they are not payable in Dollars to the extent that (i) the aggregate amount of all such Accounts owing at any one time does not exceed $2,000,000 and (ii) such currency is commonly used in the jurisdiction of such Account Debtor’s office or location) and is deemed by Agent, in its Permitted Discretion, to be an Eligible Foreign Account. Without limiting the foregoing, no Account shall be an Eligible Foreign Account if:

(a)it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; provided, however, that Accounts of Borrowers that (i) have selling terms of more than 60 days but less than 91 days, (ii) are not aged more than 120 days from the original invoice date, (iii) are for an invoice generated during the period from September 30 through and including December 2, and (iv) are not more than 30 days past due shall not be rendered ineligible under this clause (a) so long as the aggregate amount of such Accounts does not exceed $3,000,000;

(b)50% or more of the Accounts owing by the Account Debtor are not Eligible Foreign Accounts under the foregoing clause;

(c)when aggregated with other Accounts owing by the Account Debtor, it exceeds either (i) 10% of the aggregate Dollar equivalent of all Eligible Foreign Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time), or (ii) $2,000,000 (but ineligibility under this clause (ii) shall be limited to the amount of such excess);

(d)it does not conform in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) with a covenant or representation herein;

(e)it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(f)an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g)the Account Debtor is organized or has its principal offices or assets in a foreign country other than Argentina, Australia, Austria, Belgium, Brazil, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Japan, Netherlands, New Zealand, Norway, Puerto Rico, Spain, Sweden, Switzerland, United Kingdom or any other foreign country approved by Agent in its sole discretion;

(h)it is owing by a Governmental Authority (other than a public library);

(i)it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien other than a Permitted Lien;

(j)the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(k)it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(1)its payment has been extended or the Account Debtor has made a partial payment;

(m)it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;

(n)it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;

(o)it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded; or

(p)the Account Debtor has been billed by the applicable Borrower from an office or location of the applicable Borrower that is not located in the United States, or the collection of the Account is to occur via an office or location of the applicable Borrower that is not located in the United States, the United Kingdom or the Cayman Islands, or the payment of such Account will not be to a Controlled Account.

Eligible Inventory: Inventory owned by a Borrower that Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it:

(a)is finished goods, and not packaging or shipping materials, labels, samples, or display items;

(b)is not held on consignment, nor subject to any deposit or down payment;

(c)is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale;

(d)is not slow-moving, perishable, obsolete or unmerchantable;

(e)meets in all material respects all standards imposed by any Governmental Authority, has not been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law;

(f)conforms in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) with the covenants and representations herein;

(g)is subject to Agent’s duly perfected, first priority Lien, and no other Lien other than a Permitted Lien;

(h)is within the continental United States, is not in transit except between locations of Borrowers, and is not consigned to any Person (except for Eligible Amazon Inventory);

(i)is not subject to any warehouse receipt or negotiable Document;

(j)is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; and

(k)other than Eligible Amazon Inventory, such Inventory is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

English Security Document: as defined in Section 12.14.

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Event of Default: as defined in Section 11.

Excess Availability: as of any date of determination, the amount equal to Availability, minus the aggregate amount, if any, of the Accounts Payable Reserve and all book overdrafts of Alliance Holding and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.10.2.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that in no event shall such rate be less than zero.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on June 30 of each year.

Fixed Charge Coverage Ratio: with respect to Alliance Holding and its Subsidiaries as of any date of measurement, the ratio of (a) EBITDA for the twelve month period ending on such date, minus Capital Expenditures that are not financed with amortizing Debt made (to the extent not already incurred in a prior period) or incurred during such twelve month period, to (b) Fixed Charges for such twelve month period.

Fixed Charges: with respect to any fiscal period and with respect to Alliance Holding and its Subsidiaries determined in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid, and are actually paid, in cash during such period, (c) all federal, state, and local income taxes accrued during such period, (d) all Distributions paid in cash by Alliance Holding during such period, (e) without duplication of any payments included under clause (b) above, any principal payments made on account of (i) the Wheeler Note 6, (ii) the Investor Note 5, (iii) the Walker/Ogilvie Notes 1/2, and (iv) the IC-DISC Notes, (f) IC-DISC payments paid in February 2016 and March 2016 in an aggregate amount equal to $3,003,496, and (g) the difference between (i) Permitted IC-DISC Payments paid in cash during such period, less (ii) the aggregate amount of Debt incurred pursuant to clauses (f) and (g) of the definition of “Permitted IC-DISC Payments” during such period.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Security Documents: as defined in Section 12.14.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans are terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.11.3.

Guarantors: each Person that guarantees payment or performance of Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Guard Yourself: Guard Yourself Insurance Company, a Company Limited by Shares organized under The Companies Act, 1996 of the Federation of Saint Christopher and Nevis.

Hedging Agreement: a “swap agreement” as defined in Bankruptcy Code Section 101(53B)(A).

Historical Dilution: means, as of any date of determination during the month of:

(a)October, a percentage that is the result of dividing the Dollar equivalent amount of (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Borrowers’ Accounts during the period of November and December of the prior calendar year and January of the current calendar year, by (ii) Borrowers’ gross sales during the period of August, September and October of the prior calendar year;

(b)November, a percentage that is the result of dividing the Dollar equivalent amount of (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Borrowers’ Accounts during the period of December of the prior calendar year and January and February of the current calendar year, by (ii) Borrowers’ gross sales during the period of September, October and November of the prior calendar year;

(c)December, a percentage that is the result of dividing the Dollar equivalent amount of (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Borrowers’ Accounts during the period of January, February and March of the current calendar year, by (ii) Borrowers’ gross sales during the period of October, November and December of the prior calendar year;

(d)January, a percentage that is the result of dividing the Dollar equivalent amount of (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Borrowers’ Accounts during the period of February, March and April of the prior calendar year, by (ii) Borrowers’ gross sales during the period of November and December of the calendar year before the prior calendar year and January of the prior calendar year;

(e)February, a percentage that is the result of dividing the Dollar equivalent amount of (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Borrowers’ Accounts during the period of March, April and May of the prior calendar year, by (ii) Borrowers’ gross sales during the period of December of the calendar year before the prior calendar year and January and February of the prior calendar year; and

(f)March, a percentage that is the result of dividing the Dollar equivalent amount of (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Borrowers’ Accounts during the period of April, May and June of the prior calendar year, by (ii) Borrowers’ gross sales during the period of January, February and March of the prior calendar year.

IC-DISC Future Notes: any other notes issued after the Closing Date in connection with the making of the Permitted IC-DISC Payments so long as the terms of such notes are substantially similar to the terms of the IC-DISC Notes 3/4, including maturity of not less than 5 years after the date of issuance, only payment in kind of interest (no cash interest payments), and subordinated in payment pursuant to the terms of the IC-DISC Subordination Agreement.

IC-DISC Notes: means, collectively, the IC-DISC Notes 3/4, the IC-DISC Notes 7/8, and the IC-DISC Notes 9/10.

IC-DISC Notes 3/4: that certain (a) Second Amended and Restated Subordinated PIK Note, dated as of February 1, 2017, made by Alliance and payable to the order of Ogilvie in the original principal amount of $3,358,000, and (b) Second Amended and Restated Subordinated PIK Note, dated as of February 1, 2017, made by Alliance and payable to the order of Walker in the original principal amount of $3,358,000.

IC-DISC Notes 7/8: that certain (a) Amended and Restated Subordinated PIK Note, dated as of February 1, 2017, made by Alliance and payable to the order of Ogilvie in the original principal amount of $3,851,000, and (b) Amended and Restated Subordinated PIK Note, dated as of February 1, 2017, made by Alliance and payable to the order of Walker, in the original principal amount of $3,851,000.

IC-DISC Notes 9/10: that certain (a) Amended and Restated Subordinated PIK Note, dated as of February 1, 2017, made by Alliance and payable to the order of Ogilvie in the original principal amount of $2,815,000, (b) Amended and Restated Subordinated PIK Note, dated as of February 1, 2017, made by Alliance and payable to the order of Walker in the original principal amount of $2,815,000, and (c) IC-DISC Future Notes.

IC-DISC Subordination Agreements: each of (a) that certain Subordination Agreement, dated as of the Closing Date, between Ogilvie and Agent, and (b) that certain Subordination Agreement, dated as of the Closing Date, between Walker and Agent in each case, in respect of the IC-DISC Notes.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Expense: for any period, the aggregate of the interest expense of Alliance Holding and its Subsidiaries for such period, determined in accordance with GAAP.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; all processed and unprocessed goods in possession of a Borrower to be returned to Borrowers’ vendors; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Formula Amount: the lesser of:

(a)$100,000,000, during each Seasonal Period, or $75,000,000, at all other times; and

(b)the sum of:

(i) the lesser of (A) 65% of the Value of Eligible Inventory (other than Inventory to be returned to Borrowers’ vendors or Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers), and (B) 85% of the NOLV Percentage of the Value of Eligible Inventory (other than Inventory to be returned to Borrowers’ vendors or Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers); plus

(ii) the lowest of (A) 65% of the Value of Eligible Inventory consisting of Inventory to be returned to Borrowers’ vendors (other than Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers), (B) 85% of the NOLV Percentage of the Value of Eligible Inventory consisting of Inventory to be returned to Borrowers’ vendors (other than Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers), and (C) $6,500,000; plus

(iii) the lowest of (A) 65% of the Value of Eligible Inventory consisting of Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers, (B) 85% of the NOLV Percentage of the Value of Eligible Inventory consisting of Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report of Borrowers, and (C) $3,000,000.

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investor Note 5: that certain Amended and Restated Investor Note, dated as of December 9, 2014, issued by Alliance to the Bruce Ogilvie, Jr. Trust, dated January 20, 1994.

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for its Obligations.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America (including any Lending Office of Bank of America), or any replacement issuer appointed pursuant to Section 2.3.4.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

Judgment Currency: as defined in Section 1.5.2.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank and Agent.

LC Conditions: upon giving effect to issuance of a Letter of Credit, (a) the conditions in Section 6 are satisfied; (b) total LC Obligations do not exceed the Letter of Credit Subline and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and Issuing Bank; and (d) the purpose and form of the Letter of Credit are satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.

LC Obligations: the sum of (a) all amounts owing by Borrowers for drawings under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender or Issuing Bank by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance, indemnity, reimbursement agreement or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

Letter of Credit Subline: $2,000,000.

LIBOR: the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; provided further, that in no event shall LIBOR be less than zero.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date or an anniversary thereof

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of any Obligor, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of an Obligor to perform its obligations under the Loan Documents in any material way, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate amount of $1,000,000 or more.

Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Agent.

Mortgage: a mortgage or deed of trust in which an Obligor grants a Lien on its Real Estate to Agent, as security for its Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.

My Worldwide: My Worldwide Marketplace, Inc., a Nevada corporation.

Net Income: with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Net Income (without duplication) any tax refunds, net operating losses or other net tax benefits.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms satisfactory to Agent.

Notice of Borrowing: a request by Borrower Agent for a Borrowing of Revolver Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation: a request by Borrower Agent for conversion or continuation of a Loan as a LIBOR Loan, in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ogilvie: Bruce Ogilvie, Jr., an individual.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, fee letter, Lien Waiver, intercreditor agreement (including the Wheeler Note Intercreditor Agreement and the Vendor Intercreditor Agreements), subordination agreement (including the Walker/Ogilvie Subordination Agreements and the IC-DISC Subordination Agreements), Mortgage and related real estate documentation, Borrowing Base Report, Compliance Certificate, Borrower Materials, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance: as defined in Section 2.1.5.

Panther: as defined in the preamble to this Agreement.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any Acquisition as long as

(a)no Default or Event of Default exists or is caused thereby;

(b)the Acquisition is consensual;

(c)the assets (other than a de minimis of assets in relation to the assets being acquired), business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries, is located or organized within the United States, either (i) had positive EBITDA for the 12 month period most recently ended, or (ii) would have a positive adjusted EBITDA for such period after taking into account the elimination of duplicative costs and other efficiencies that could reasonably be expected to result from the Acquisition;

(d)no Debt or Liens are assumed or incurred, except as permitted by Sections 10.2.1(f), 10.2.1(h) and 10.2.2(j);

(e)the total consideration (including deferred payment obligations and Debt assumed or incurred) is less than $2,000,000 and, when aggregated with the total consideration for all other Acquisitions made after the Closing Date, is less than $5,000,000;

(f)Borrowers shall have (i) Average Daily Availability for the 90 day period immediately prior to the consummation of the proposed Acquisition in an amount equal to or greater than $15,000,000, and (ii) Availability immediately after giving effect to the consummation of the proposed Acquisition in an amount equal to or greater than $15,000,000;

(g)Borrowers have provided Agent with written confirmation that, on a pro forma basis after giving effect to the proposed Acquisition, determined as if such Acquisition had occurred on the first day of the twelve calendar month period most recently ended for which financial statements are available, Alliance Holding and its Subsidiaries would have been in compliance with the financial covenants in Section 10.3 of this Agreement as of the last day of the calendar month most recently ended for which financial statements are available, which such written confirmation shall be reasonably satisfactory to Agent;

(h)Borrowers deliver to Agent, at least 10 Business Days prior to the proposed Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements; and

(i) Borrowers have provided Agent with their due diligence package relative to the proposed Acquisition, together with such additional information, in both cases, as reasonably requested by Agent.

Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $1,000,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business and is not Eligible Inventory; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; or (e) approved in writing by Agent and Required Lenders.

Permitted Cayman Canadian Dollars Account: the Deposit Account maintained with Wells Fargo Bank, N.A. bearing account number 7775019669, so long as (a) such Deposit Account does not contain any currency other than Canadian Dollars, (b) at the end of each calendar week, any amounts in excess of Cdn$400,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in such Deposit Account are converted to Dollars and swept to the main Dominion Account at Bank of America, and (c) such Deposit Account is subject to a Deposit Account Control Agreement and the Cayman Account Charge, each in form and substance satisfactory to Agent; provided, however, that within 180 calendar days from the Closing Date, such Deposit Account and the funds on deposit therein shall be maintained with Bank of America or its Affiliates.

Permitted Cayman Euros Account: the Deposit Account maintained with Wells Fargo Bank, N.A. bearing account number 7775027787, so long as (a) such Deposit Account does not contain any currency other than Euros, (b) at the end of each calendar week, any amounts in excess of €300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in the aggregate in such Deposit Account and in the Permitted UK Euros Account, are converted to Dollars and swept to the main Dominion Account at Bank of America, and (c) such Deposit Account is subject to a Deposit Account Control Agreement and the Cayman Account Charge, each in form and substance satisfactory to Agent; provided, however, that within 180 calendar days from the Closing Date, such Deposit Account and the funds on deposit therein shall be maintained with Bank of America or its Affiliates.

Permitted Cayman Japanese Yen Account: the Deposit Account maintained with Wells Fargo Bank, N.A. bearing account number 7775019677, so long as (a) such Deposit Account does not contain any currency other than Japanese Yen, (b) at the end of each calendar week, any amounts in excess of ¥20,000,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in such Deposit Account are converted to Dollars and swept to the main Dominion Account at Bank of America, and (c) such Deposit Account is subject to a Deposit Account Control Agreement and the Cayman Account Charge, each in form and substance satisfactory to Agent; provided, however, that within 180 calendar days from the Closing Date, such Deposit Account and the funds on deposit therein shall be maintained with Bank of America or its Affiliates.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to bid, surety, appeal, statutory, customs or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $1,000,000 or less at any time.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Foreign Deposit Accounts: collectively, the Permitted Cayman Canadian Dollars Account, the Permitted Cayman Japanese Yen Account, the Permitted Cayman Euros Account, the Permitted UK Sterling Accounts and the Permitted UK Euros Account.

Permitted IC-DISC Payments: for any calendar year, two IC-DISC payments to My Worldwide, calculated in accordance with existing practices, so long as: (a) not less than three (3) Business Days prior to the date of the first such payment, a Senior Officer of Borrower Agent shall certify to Agent the amount of each IC-DISC payment to be made in such calendar year and the amount of Debt to be incurred after making each such IC-DISC payment under clauses (f) and (g) below, in each case supported by reasonably detailed calculations, and such amounts to be approved in writing by Agent prior to the making of the first such payment, (b) immediately before and immediately after giving effect to each such payment, no Default or Event of Default shall have occurred and be continuing, (c) both such payments are made on or before March 31 of such calendar year, (d) the first such payment is in an aggregate amount equal to the approved amount, (e) the second such payment is in an aggregate amount equal to the approved amount, (f) promptly, but in any event within 1 Business Day of the making of the first such payment, Alliance is in receipt of cash proceeds of Debt in an aggregate principal amount of not less than the approved amount, (g) promptly, but in any event within 1 Business Day of the making of the second such payment, Alliance is in receipt of cash proceeds of Debt in an aggregate principal amount of not less than the approved amount, (h) after the making of both such payments and the incurrence of Debt required under clauses (f) and (g) above, Alliance is in receipt of total cash proceeds of Debt required under clauses (f) and (g) above in an aggregate principal amount of not less than the approved amount, (i) promptly, but in any event within 1 Business Day of the receipt by Alliance of the cash proceeds of Debt required under clause (g) above, Alliance will deliver to Agent the applicable IC-DISC Future Notes issued in connection with the Debt incurred by Alliance under clauses (f) and (g) above, (j) any applicable taxes due on account of any such payment or the resulting dividends to the shareholders of My Worldwide are paid when due, and (k) Borrowers’ Excess Availability is equal to or greater than $15,000,000 (A) immediately before and immediately after giving effect to each such payment and (B) calculated on an average daily basis for the 30-day period ending immediately prior to the making of each such payment.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $10,000,000 at any time.

Permitted UK Euros Account: the Deposit Account maintained with Wells Fargo Bank, N.A., London Branch bearing account number GB44PNBP16567188001382, so long as (a) such Deposit Account does not contain any currency other than Euros, (b) at the end of each calendar week, any amounts in excess of €300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in the aggregate in such Deposit Account and the Permitted Cayman Euros Account, are converted to Dollars and swept to the main Dominion Account at Bank of America, and (c) such Deposit Account is subject to a Deposit Account Control Agreement and UK Account Charge in form and substance satisfactory to Agent; provided, however, that within 180 calendar days from the Closing Date, such Deposit Account and the funds on deposit therein shall be maintained with Bank of America or its Affiliates.

Permitted UK Sterling Accounts: the Deposit Accounts maintained with Wells Fargo Bank, N.A., London Branch bearing account numbers GB71PNBP16567188001381 and GB80PNBP16567188002674, so long as (a) such Deposit Accounts do not contain any currency other than Sterling, (b) at the end of each calendar week, any amounts in excess of £300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in the aggregate in all such Deposit Accounts are converted to Dollars and swept to the main Dominion Account at Bank of America, (c) each such Deposit Account is subject to a Deposit Account Control Agreement in form and substance satisfactory to Agent, and (d) the Deposit Accounts bearing account numbers GB71PNBP16567188001381 and GB80PNBP 16567188002674 are subject to the UK Account Charge, in form and substance satisfactory to Agent; provided, however, that within 180 calendar days from the Closing Date, such Deposit Accounts and the funds on deposit therein shall be maintained with Bank of America or its Affiliates.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: as defined in Section 14.3.3.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Revolver Commitment by the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 30 days before or after the acquisition or completion of construction of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: (a) the Refinancing Debt is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(d) or (f).

Reimbursement Date: as defined in Section 2.3.2.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Required Lenders: at any time that there are two or more unaffiliated Secured Parties, two or more unaffiliated Secured Parties holding more than 50% of (a) the aggregate outstanding Revolver Commitments; or (b) after termination of the Revolver Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, however, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender that funded the applicable Loan or issued the applicable Letter of Credit.

Rescission: as defined in Section 8.5.2.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; and (d) Permitted Acquisitions.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: for any Lender and as of any date of measurement, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount as of such date shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or an Assignment to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Loan: any loan made pursuant to Section 2.1 or as a Swingline Loan.

Revolver Termination Date: February 21, 2021.

Revolver Usage: (a) the aggregate amount of outstanding Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers.

Rights: as defined in Section 12.14.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor acceptable to Agent.

Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, Her Majesty’s Treasury or other sanctions authority.

Seasonal Period: means the period commencing on October 15 of each calendar year and continuing through and including January 15 of the following calendar year.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Affiliate of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent and to Borrowers, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Security Documents: the Guaranties, Mortgages, IP Assignments, Deposit Account Control Agreements, the Cayman Account Charge, the UK Account Charge, the Stock Pledge Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

Stock Pledge Agreement: a stock pledge agreement, dated as of the Closing Date, the form and substance of which is reasonably satisfactory to Agent, executed and delivered by each of Walker and Ogilvie to Agent.

Subordinated Debt: the Debt incurred under the Walker/Ogilvie Notes 1/2, the Wheeler Note 6, and the IC-DISC Notes.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Super O: Super O Insurance Company, Ltd., a Company Limited by Shares organized under The Companies Act, 1996 of the Federation of Saint Christopher and Nevis.

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section la(47) of the Commodity Exchange Act.

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Triggering Event: means, as of any date of determination, that (a) a Default or Event of Default has occurred and is continuing as of such date, or (b) Excess Availability is less than an amount equal to 10% of the Revolver Commitments for five consecutive Business Days.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

UK Account Charge: means the English law governed account charge dated on or around the Closing Date, between Alliance and Directtou (as chargors) and Agent with respect to the Permitted UK Euros Account and the Permitted UK Sterling Account.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Unused Line Fee Rate: a per annum rate equal to 0.25%.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Vendor Intercreditor Agreements: each of (a) that certain Intercreditor and Subordination Agreement (letter) dated February 21, 2017 between Warner Home Entertainment Inc. and Agent, (b) that certain Intercreditor and Subordination Agreement (letter) dated February 21, 2017 between Warner/Elektra/Atlantic Corp. and the Agent, (c) that certain Intercreditor and Subordination Agreement (letter) dated February 21, 2017 between Universal Studios Home Entertainment, LLC and Agent, (d) that certain Intercreditor and Subordination Agreement (letter) dated February 21, 2017 between Universal Music Group Distribution, Corp. and Agent, (e) that certain Intercreditor and Subordination Agreement (letter) dated February 21, 2017 between Twentieth Century Fox Home Entertainment and Agent, and (f) that certain Intercreditor and Subordination Agreement (letter) dated February 21, 2017 between SONY Music Entertainment and its subsidiaries, on the one hand, and Agent, on the other, as the same may be amended or supplemented.

Walker: Jeffrey C. Walker, an individual.

Walker/Ogilvie Notes 1/2: each of (a) that certain Fourth Amended and Restated Promissory Note dated as of February 1, 2017 made by Alliance and payable to the order of Ogilvie in the original principal amount of $600,000, and (b) that certain Fourth Amended and Restated Promissory Note dated as of February 1, 2017 made by Alliance and payable to the order of Walker, in the original principal amount of $600,000.

Walker/Ogilvie Subordination Agreements: each of (a) that certain Subordination Agreement, dated as of the Closing Date, between Ogilvie and Agent, and (b) that certain Subordination Agreement, dated as of the Closing Date, between Walker and Agent, in each case in respect of the Walker/Ogilvie Notes 1/2.

Wheeler Note 6: that certain Amended and Restated Wheeler, Inc. Investor Note, dated as of December 9, 2014, issued by Alliance to Wheeler, Inc., a Nevada corporation, and the Bruce Ogilvie, Jr. Trust, dated January 20, 1994.

Wheeler Note Intercreditor Agreement: that certain Intercreditor Agreement, of even date herewith, by and among Agent, Wheeler, Inc., a Nevada corporation, and Bruce Ogilvie, Jr., as trustee for the Bruce Ogilvie, Jr. Trust dated January 20, 1994.

Write-Down and Conversion Powers: the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

1.2Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person exercised at any time. All determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5Currency Equivalents.

1.5.1Calculations. All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Borrowers (for Accounts) or shown in Borrowers’ financial records (for all other assets), and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if an Obligation is funded or expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

1.5.2Judgments. If, in connection with obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Borrower shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent of payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to such Borrower (or to the Person legally entitled thereto).

SECTION 2.CREDIT FACILITIES

2.1Revolver Commitment.

2.1.1Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base.

2.1.2Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in any transaction); or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 or similar law in any jurisdiction.

2.1.4Voluntary Reduction or Termination of Revolver Commitments.

(a)The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 30 days’ prior written notice to Agent at any time after the first Loan Year, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b)Borrowers may permanently reduce the Revolver Commitments, on a ratable basis for all Lenders, upon at least 30 days’ prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

2.1.5Overadvances. If Revolver Usage exceeds the Borrowing Base (“Overadvance”) at any time, the excess shall be payable by Borrowers on demand by Agent and shall constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. Agent may require Lenders to fund Base Rate Revolver Loans that cause or constitute an Overadvance and to forbear from requiring Borrowers to cure an Overadvance, as long as the sum of the total Overadvance plus the aggregate amount of Protective Advances, if any, does not exceed 10% of the aggregate Revolver Commitments at any time, and the Overadvance does not continue for more than 30 consecutive days without the consent of Required Lenders. In no event shall Loans be required that would cause Revolver Usage to exceed the aggregate Revolver Commitments. No funding or sufferance of an Overadvance shall constitute a waiver by Agent or Lenders of the Event of Default caused thereby. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Revolver Loans (“Protective Advances”) (a) as long as the sum of the aggregate amount of Protective Advances and the total Overadvance, if any, does not exceed 10% of the aggregate Revolver Commitments at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.7Increase in Revolver Commitments. Borrowers may request a one-time increase in Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing Revolver Commitments except for a closing fee and an increase in the Applicable Margin, to the extent either is acceptable to Borrowers, and (b) the total increase under this Section does not exceed $10,000,000. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolver Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 10 days after receipt of such commitments by Lenders and Eligible Assignees. Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments and the increase in the Applicable Margin, if any. On the effective date of an increase under this Section 2.1.7, (i) Schedule 1.1 will automatically be revised to provide that the maximum Revolver Commitments (as increased) will be effective during the Seasonal Period each year and will automatically reduce to $120,000,000 at all other times, and (ii) the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of such commitments.

2.2[Reserved].

2.3Letter of Credit Facility.

2.3.1Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until the Commitment Termination Date, on the terms set forth herein, including the following:

(a)Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its discretion.

(c)Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. Borrowers shall take all action to avoid and mitigate any damages relating to any Letter of Credit or claimed against Issuing Bank, Agent or any Lender, including through enforcement of any available rights against a beneficiary. Issuing Bank shall be fully subrogated to the rights and remedies of any beneficiary whose claims against Borrowers are discharged with proceeds of a Letter of Credit. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative.

(d)In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2Reimbursement; Participations.

(a)If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.

(c)The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.

2.3.3Cash Collateral. Subject to Section 2.1.5, if at any time (a) an Event of Default exists, (b) the Commitment Termination Date occurs, or (c) the Revolver Termination Date is scheduled to occur within 20 Business Days, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize all outstanding Letters of Credit. Borrowers shall, at Issuing Bank’s or Agent’s request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.3.4Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise continue to have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.

SECTION 3.INTEREST, FEES AND CHARGES

3.1Interest.

3.1.1Rates and Payment of Interest.

(a)The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans.

(b)During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.

(c)Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents or, if no payment date is specified, on demand.

3.1.2Application of LIBOR to Outstanding Loans.

(a)Borrowers may on any Business Day elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)To convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any LIBOR Loan, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loan into a Base Rate Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

3.1.3Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 7, 30, 60, or 90 days (if available from all Lenders); provided, however, that:

(a)with respect to an Interest Period of 30, 60, or 90 days, the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)with respect to an Interest Period of 30, 60, or 90 days, if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period, including an interest period of 7 days, would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Agent determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or that any Interest Period is not available on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make affected LIBOR Loans shall be suspended and no further Loans may be converted into or continued as such LIBOR Loans.

3.2Fees.

3.2.1Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.25% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3[Reserved].

3.2.4Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.

3.3Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder, to make, maintain, fund or charge applicable interest or fees with respect to any Loan or Letter of Credit, or to determine or charge interest based on LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to perform such obligations, to make, maintain or fund the Loan or participate in the Letter of Credit (or to charge interest or fees with respect thereto), or to continue or convert Loans as LIBOR Loans, shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay the applicable Loan, Cash Collateralize the applicable LC Obligations or, if applicable, convert LIBOR Loan(s) of such Lender to Base Rate Loan(s), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the LIBOR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain the LIBOR Loan. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6Inability to Determine Rates. Agent will promptly notify Borrower Agent and Lenders if, in connection with any Loan or request for a Loan, (a) Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining LIBOR for the Interest Period; or (b) Agent or Required Lenders determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding the Loan. Thereafter, Lenders’ obligations to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until Agent (upon instruction by Required Lenders) withdraws the notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a LIBOR Loan or, failing that, will be deemed to have requested a Base Rate Loan.

3.7Increased Costs; Capital Adequacy.

3.7.1Increased Costs Generally. If any Change in Law shall:

(a)impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;

(b)subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if the Lender notifies Borrowers (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers’ receipt of the notice.

3.7.4Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than six months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, a Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.

3.10Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.LOAN ADMINISTRATION

4.1Manner of Borrowing and Funding Revolver Loans.

4.1.1Notice of Borrowing.

(a)To request Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received by Agent after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b)Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c)If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2Fundings by Lenders. Except for Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for a Base Rate Loan or by 2:00 p.m. two Business Days before a proposed funding of a LIBOR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower Agent and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. A Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3Swingline Loans; Settlement.

(a)To fulfill any request for a Base Rate Revolver Loan hereunder, Agent may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of 10% of the aggregate Revolver Commitments. Swingline Loans shall constitute Revolver Loans for all purposes, except that payments thereon shall be made to Agent for its own account until Lenders have funded their participations therein as provided below.

(b)Settlement of Loans, including Swingline Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrowers or anything herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

4.1.4Notices. If Borrowers request, convert or continue Loans, select interest rates or transfer funds based on telephonic or electronic instructions to Agent, Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give such instructions on a Borrower’s behalf.

4.2Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof. No more than 10 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4Borrower Agent. Each Borrower hereby designates Alliance (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Borrower.

4.5One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5.PAYMENTS

5.1General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Subject to Section 2.1.5, if an Overadvance exists at any time, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any Asset Disposition includes the disposition of Accounts or Inventory, Borrowers shall apply Net Proceeds to repay Revolver Loans equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in Borrowing Base resulting from the disposition.

5.3[Reserved].

5.4Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6Application and Allocation of Payments.

5.6.1Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its discretion.

5.6.2Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)second, to all other amounts owing to Agent, including Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c)third, to all amounts owing to Issuing Bank;

(d)fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e) fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f) sixth, to Cash Collateralize all LC Obligations;

(g)seventh, to all Loans, and to Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(h)eighth, to all other Secured Bank Product Obligations; and

(i) last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.6.3Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7Dominion Accounts. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. Any resulting credit balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.8Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9Taxes.

5.9.1Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b)If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3Tax Indemnification.

(a)Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.9.4Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

5.9.5Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by the Recipient, repay to the Recipient such amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10Lender Tax Information.

5.10.1Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a)Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)executed copies of IRS Form W-8ECI;

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BENE; or

(iv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d)if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.11Nature and Extent of Each Borrower’s Liability.

5.11.1Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.11.2Waivers.

(a)Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3Extent of Liability; Contribution.

(a)Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b)If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)Section 5.11.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(d)Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6.CONDITIONS PRECEDENT

6.1Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a)Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)[Reserved].

(d)Agent shall have received certified copies of each note, instrument, or other document to which any of the Borrowers is a party evidencing or securing any of the Subordinated Debt as in effect on the Closing Date.

(e)Agent shall have received duly executed agreements establishing each Dominion Account, in form and substance, and with financial institutions, satisfactory to Agent.

(f)Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(g)Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(h)Agent shall have received a written opinion of Sills Cummis & Gross P.C., in form and substance satisfactory to Agent.

(i)Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(j)Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(k)Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since November 30, 2016.

(1)Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(m)Agent shall have received a Borrowing Base Report as of December 31, 2016. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $25,000,000.

6.2Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall in no event be required to make any credit extension hereunder (including funding any Loan, arranging any Letter of Credit, or granting any other accommodation to or for the benefit of any Borrower), if the following conditions are not satisfied on such date and upon giving effect thereto:

(a)No Default or Event of Default exists;

(b)The representations and warranties of each Obligor in the Loan Documents are true and correct (except for representations and warranties that relate solely to an earlier date);

(c)All conditions precedent in any Loan Document are satisfied;

(d)No event has occurred or circumstance exists that has or could reasonably be expected to have a Material Adverse Effect; and

(e)With respect to a Letter of Credit issuance, all LC Conditions are satisfied.

Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension. As an additional condition to a credit extension, Agent may request any other information, certification, document, instrument or agreement as it deems appropriate.

SECTION 7.COLLATERAL

7.1Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all personal Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)all Accounts;

(b)all Chattel Paper, including electronic chattel paper;

(c)all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)all Deposit Accounts (including the Permitted Cayman Canadian Dollars Account, the Permitted Cayman Euros Account, the Permitted Cayman Japanese Yen Account, the Permitted UK Euros Account, and the Permitted UK Sterling Account);

(e)all Documents;

(f)all General Intangibles, including Intellectual Property;

(g)all Goods, including Inventory, Equipment and fixtures;

(h)all Instruments;

(i)all Investment Property;

(j)all Letter-of-Credit Rights;

(k)all Supporting Obligations;

(l)all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m)all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n)all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2Lien on Deposit Accounts; Cash Collateral.

7.2.1Deposit Accounts. To further secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including sums in any blocked, sweep or collection account. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained for such Borrower, without inquiry into the authority or right of Agent to make such request.

7.2.2Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (with the consent of Borrowers, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. As security for its Obligations, each Borrower hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in such order as Agent may elect. All Cash Collateral and related Deposit Accounts shall be under the sole dominion and control of Agent, and no Borrower or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.

7.3[Reserved].

7.4Other Collateral.

7.4.1Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting stock of any Foreign Subsidiary.

SECTION 8.COLLATERAL ADMINISTRATION

8.1Borrowing Base Reports. By the second Business Day of each calendar week, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report as of the close of business of the previous calendar week, and at such other times as Agent may reasonably request. All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrowers. Agent may from time to time adjust such report (a) to reflect Agent’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent any information or calculation does not comply with this Agreement.

8.2Accounts.

8.2.1Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall also provide to Agent, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $100,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4Maintenance of Dominion Accounts. Borrowers shall maintain Dominion Accounts linked with scanner technology or other arrangements acceptable to Agent. Borrowers shall obtain an agreement (in form and substance satisfactory to Agent) from each Dominion Account bank, establishing Agent’s control over and Lien in each Dominion Account, and waiving offset rights of such bank, except for customary administrative charges. Subject to Section 8.5.2, if a Dominion Account is not maintained with Bank of America, Agent may require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrowers for any Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account via scanner technology. If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3Inventory.

8.3.1Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall conduct periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each cycle count.

8.3.2Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; and (c) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.

8.3.3Acquisition, Sale and Maintenance. Each Borrower shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory; provided, however, that Alliance Holding and its Subsidiaries may consign their Inventory so long as the Value of all such consigned Inventory does not exceed $6,000,000 in the aggregate at any one time. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4Equipment.

8.4.1Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

8.4.3Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.5Deposit Accounts.

8.5.1Maintenance of Deposit Accounts. Schedule 8.5.1 shows all Deposit Accounts maintained by Borrowers, including Dominion Accounts. Each Borrower shall take all actions necessary to establish Agent’s first priority Lien on each Deposit Account (except accounts exclusively used for payroll, payroll taxes or employee benefits, other disbursement accounts acceptable to Agent, or an account containing not more than $10,000 at any time) (each such Deposit Account, a “Controlled Account”). Borrowers shall be the sole account holders of each Deposit Account and shall not allow any Person (other than Agent and the depository bank) to have control over their Deposit Accounts or any Property deposited therein. Borrowers shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5.1 to reflect same.

8.5.2Sweeps of Controlled Accounts.

(a)with respect to the Controlled Accounts other than the Permitted Foreign Deposit Accounts, the applicable depository bank will forward, by daily sweep, all amounts in such applicable Controlled Account to the main Dominion Account at Bank of America; and

(b)with respect to the Permitted Foreign Deposit Accounts, upon the instruction of Agent (an “Activation Instruction”), the applicable depository bank will forward by daily sweep all amounts in such applicable Permitted Foreign Deposit Account to the main Dominion Account at Bank of America. Agent agrees not to issue an Activation Instruction with respect to such Permitted Foreign Deposit Accounts unless a Triggering Event has occurred and is continuing at the time such Activation Instruction is issued. Agent agrees to use commercially reasonable efforts to rescind an Activation Instruction (the “Rescission”) if: (i) the Triggering Event upon which such Activation Instruction was issued has been waived in writing in accordance with this Agreement, and (ii) no additional Triggering Event has occurred and is continuing prior to the date of the Rescission or is reasonably expected to occur on or immediately after the date of the Rescission. Borrowers shall, (A) with respect to the Permitted Cayman Canadian Dollars Account, cause the applicable depository bank to convert to Dollars and sweep to the main Dominion Account at Bank of America at the end of each calendar week, any amounts in excess of Cdn$400,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in such Deposit Account, (B) with respect to the Permitted Cayman Japanese Yen Account, cause the applicable depository bank to convert to Dollars and sweep to the main Dominion Account at Bank of America at the end of each calendar week, any amounts in excess of ¥20,000,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in such Deposit Account, (C) with respect to the Permitted UK Euros Account, cause the depository bank to convert to Dollars and sweep to the main Dominion Account at Bank of America at the end of each calendar week, any amounts in excess of €300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in the aggregate in such Deposit Account and the Permitted Cayman Euros Account, (D) with respect to the Permitted Cayman Euros Account, cause the depository bank to convert to Dollars and sweep to the main Dominion Account at Bank of America at the end of each calendar week, any amounts in excess of €300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in the aggregate in such Deposit Account and the Permitted UK Euros Account, and (E) with respect to the Permitted UK Sterling Accounts, cause the depository bank to convert to Dollars and sweep to the main Dominion Account at Bank of America at the end of each calendar week, any amounts in excess of £300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Agent, to Agent prior to the end of such calendar week) in the aggregate in all such Deposit Accounts.

8.6General Provisions.

8.6.1Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent.

8.6.2Insurance of Collateral; Condemnation Proceeds.

(a)Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days’ prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b)Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to other Obligations.

8.6.3Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4Defense of Title. Each Borrower shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a)Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9.REPRESENTATIONS AND WARRANTIES

9.1General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an EEA Financial Institution.

9.1.2Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor’s Property.

9.1.3Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4Capital Structure. Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.

9.1.5Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.6Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account shown as an Eligible Account in a Borrowing Base Report, that:

(a)it is genuine and in all respects what it purports to be;

(b)it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;

(d)it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency of any kind;

(e)no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g)to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders’ equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since June 30, 2016, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Borrower and Subsidiary is Solvent.

9.1.8Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9Taxes. Each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary, and which has not been abandoned or had its use discontinued by all Borrowers and Subsidiaries, is shown on Schedule 9.1.11.

9.1.12Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.

9.1.14Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Borrower or Subsidiary has received any Environmental Notice. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000). No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money. There is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18ERISA. Except as disclosed on Schedule 9.1.18:

(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable material requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (iii) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

(d)With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20Labor Relations. Except as described on Schedule 9.1.20, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24OFAC. No Borrower, Subsidiary, or any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.1.25Anti-Corruption Laws. Each Borrower and Subsidiary has conducted its business in accordance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

9.2Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.COVENANTS AND CONTINUING AGREEMENTS

10.1Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to:

10.1.1Inspections; Appraisals.

(a)Permit Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b)Reimburse Agent for all its charges, costs and expenses in connection with (i) examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate, up to 2 times per Loan Year; and (ii) appraisals of Inventory, up to 3 times per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Borrowers shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Agent.

10.1.2Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b)as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c)concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(d)concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e)not later than 30 days after the end of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for such Fiscal Year, month by month, and for the next three Fiscal Years, year by year;

(f)at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(g)promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(h)promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(i)such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business;

(j)as soon as available, and in any event within 120 days after the close of each Fiscal Year, financial statements for each Guarantor, in form and substance satisfactory to Agent; and

(k)each of the financial statements, reports, and other items set forth on Schedule 10.1.2 no later than the times specified therein, in each case in form and substance satisfactory to Agent.

10.1.3Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $500,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (k) any opening of a new office or place of business, at least 30 days prior to such opening.

10.1.4Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $10,000,000, with deductibles and subject to an endorsement or assignment satisfactory to Agent. Notwithstanding anything in this Section 10.1.7 to the contrary, Super O and Guard Yourself may provide the categories of insurance set forth on Schedule 10.1.7.

10.1.8Licenses. Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new material License, in each case at least 30 days prior to its effective date; pay all royalties and other amounts when due under any License; and notify Agent of any default or breach asserted by any Person to have occurred under any material License.

10.1.9Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.

10.1.10[Reserved].

10.1.11Anti-Corruption Laws. Conduct its business in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

10.2Negative Covenants. As long as any Commitments or Obligations are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a)the Obligations;

(b)[Reserved];

(c)Permitted Purchase Money Debt;

(d)Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e)Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(f)Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary in a Permitted Acquisition, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $5,000,000 in the aggregate at any time;

(g)Permitted Contingent Obligations;

(h)Debt owing to sellers of assets or Equity Interests to Alliance Holding or any of its Subsidiaries that is incurred by Alliance Holding or any of its Subsidiaries in connection with the consummation of one or more Permitted Acquisitions so long as (i) it is not secured by a Lien, (ii) the aggregate principal amount of all such Debt does not exceed $10,000,000 at any one time outstanding, (ii) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent;

(i)Subject to the terms of the Wheeler Note Intercreditor Agreement, Debt of the Obligors under the Wheeler Note 6 in an aggregate principal amount not to exceed (i) $3,292,000, plus (ii) any interest paid-in-kind and added to the principal in accordance with the terms of the Wheeler Note 6, minus (iii) the amount of any principal payments made on account of such Debt;

(j)Subject to the terms of the Walker/Ogilvie Subordination Agreements, unsecured Debt of Alliance under the Walker/Ogilvie Notes 1/2 in an aggregate principal amount not to exceed (i) $1,200,000, plus (ii) any interest accrued and unpaid thereon and any interest paid-in-kind and added to the principal amount, each in accordance with the terms of the Walker/Ogilvie Notes 1/2, minus (iii) the amount of any principal payments made on account of such Debt;

(k)Subject to the terms of the IC-DISC Subordination Agreements, unsecured Debt of Alliance under the IC-DISC Notes in an aggregate principal amount not to exceed (i) $20,048,000, plus (ii) the aggregate amount of Debt required to be incurred after the Closing Date under any IC-DISC Future Notes pursuant to clauses (f) and (g) of the definition of “Permitted IC-DISC Payments”, plus (iii) any interest accrued and unpaid thereon and any interest paid-in-kind and added to the principal amount, each in accordance with the terms of the IC-DISC Notes, minus (iv) the amount of any principal payments made on account of such Debt;

(l)Refinancing Debt as long as each Refinancing Condition is satisfied;

(m)[Reserved]; and

(n)Debt that is not included in any of the preceding clauses of this Section, so long as (i) it is not secured by a Lien and (ii) the aggregate principal amount of all such Debt does not exceed $2,500,000 at any one time outstanding.

10.2.2Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)Liens in favor of Agent;

(b)Purchase Money Liens securing Permitted Purchase Money Debt;

(c)Liens for Taxes not yet due or being Properly Contested;

(d)statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(e)Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Agent’s Liens and are required or provided by law;

(f)Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g)Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(h)easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i)normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)Liens on assets (other than Accounts and Inventory) acquired in a Permitted Acquisition, securing Debt permitted by Section 10.2.1(f);

(k)existing Liens shown on Schedule 10.2.2;

(1)Liens securing obligations owing to vendors in the Ordinary Course of Business, so long as such Liens are subject to a Vendor Intercreditor Agreement satisfactory to Agent;

(m)so long as such Liens are subject to the terms of the Wheeler Note Intercreditor Agreement, Liens securing the Debt evidenced by the Wheeler Note 6;

(n)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Alliance Holding or any of its Subsidiaries in the Ordinary Course of Business so long as any Inventory or Accounts of any Borrower subject to such Liens are reported by Borrowers as ineligible on the most recent Borrowing Base Report;

(o)Liens that are contractual rights of setoff relating to purchase orders and other agreements entered into with customers of Alliance Holding or any of its Subsidiaries in the Ordinary Course of Business, so long as any Inventory or Accounts of any Borrower subject to such Liens are reported by Borrowers as ineligible on the most recent Borrowing Base Report;

(p)Liens consisting of an agreement to sell or otherwise transfer or dispose of any property in a Permitted Asset Disposition, solely to the extent such Permitted Asset Disposition would have been permitted on the date of the creation of such Lien;

(q)leases and subleases of Real Estate granted in the Ordinary Course of Business which do not interfere in any material respect with the conduct of business of Alliance Holding and its Subsidiaries; and

(r)other Liens as to which the aggregate principal amount of the obligations secured thereby does not exceed $500,000.

10.2.3PayPal Accounts. Fail to sweep at least weekly all monies held in each of Borrowers’ PayPal accounts to one or more Controlled Accounts that are subject to Deposit Account Control Agreements; provided, that so long as no Default or Event of Default has occurred and is continuing, Borrowers may exclude from each such sweep up to $150,000 in the aggregate for all such PayPal accounts.

10.2.4Distributions; Upstream Payments. Declare or make any Distributions, except Upstream Payments; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.

10.2.5Restricted Investments. Make any Restricted Investment.

10.2.6Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to a Borrower.

10.2.7Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower to another Borrower.

10.2.8Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any:

(a) Subordinated Debt, except that:

(i)subject to the terms of the Wheeler Note Intercreditor Agreement, Borrowers may make:

(A)(1) any regularly scheduled interest payment due and payable on a non-accelerated basis in accordance with the terms of the Wheeler Note 6 as in effect on the Closing Date (but no such payments which were not made at the time due under the terms of the Wheeler Note 6 as a result of the existence of a Default or Event of Default at such time), so long as both before and immediately after giving effect to any such payment, no Default or Event of Default shall have occurred and be continuing, and (2) any “catch-up” payments of interest that were not paid when originally due because the Borrower obligated thereunder was not permitted to make such original payments as a result of not meeting the relevant Availability threshold;

(B)(1) principal payments in the amount of $1,000,000, on the Closing Date and $2,292,000, on December 31, 2017 (or the next Business Day after such date if the same falls on a day that is not a Business Day), in each case in accordance with the terms of the Wheeler Note 6 as in effect on the Closing Date, and (2) on or after June 30, 2019, any principal payments made on June 30 and December 31 (or the next Business Day after such date if the same falls on a day that is not a Business Day) of each calendar year, so long as, in the case of each payment under this clause (B): (x) both before and immediately after giving effect to any such payment, no Default or Event of Default shall have occurred and be continuing; (y) Borrowers’ Excess Availability is equal to or greater than $20,000,000 (I) immediately following the making of any such payment, and (II) calculated on an average daily basis for the 30-day period ending immediately prior to the making of any such payment; and (z) Borrowers have, on a pro forma basis immediately after giving effect to any such payment, a Fixed Charge Coverage Ratio (recomputed for the most recent month for which financial statements have been delivered pursuant to Section 10.1.2(b)) of not less than 1.25 to 1.0;

(C)any payment of paid-in-kind interest with respect to the Debt under the Wheeler Note 6 as in effect on the Closing Date and the accrual or capitalization of interest, fees or other amounts thereunder, whether pursuant to the terms of the Wheeler Note 6 or in lieu of cash payments that otherwise were prohibited under the terms of this Agreement or the Wheeler Note Intercreditor Agreement; and

(D)the payment of any fees, costs, expenses and indemnities required to be paid by Borrowers in accordance with the terms of the Wheeler Note 6 as in effect on the Closing Date, so long as: (1) both before and immediately after giving effect to any such payment, no Default or Event of Default shall have occurred and be continuing; (2) the aggregate amount of all such payments does not exceed $20,000 (or such greater amount as agreed to by Agent in its sole discretion).

(ii)subject to the terms of the Walker/Ogilvie Subordination Agreements, Borrowers may make:

(A)(1) any regularly scheduled interest payment due and payable on a non-accelerated basis in accordance with the terms of the Walker/Ogilvie Notes 1/2 as in effect on the Closing Date (but no such payments which were not made at the time due under the terms of the Walker/Ogilvie Notes 1/2 as a result of the existence of a Default or Event of Default at such time), (2) any “catch-up” payments of interest that were not paid when originally due because the Borrower obligated thereunder was not permitted to make such original payments as a result of not meeting the relevant Availability threshold, and (3) on or after June 30, 2018, any principal payments made on June 30 and December 31 (or the next Business Day after such date if the same falls on a day that is not a Business Day) of each calendar year, so long as, in the case of each payment under this clause (A): (w) prior to making any such payment, the obligations evidenced by the Wheeler Note 6 shall have been satisfied, discharged and paid in full and the Wheeler Note 6 shall have been terminated and of no further force and effect; (x) both before and immediately after giving effect to any such payment, no Default or Event of Default shall have occurred and be continuing; (y) Borrowers’ Excess Availability is equal to or greater than $20,000,000 (I) both immediately before and immediately following the making of any such payment, (II) calculated on an average daily basis for the 30-day period ending immediately prior to the making of any such payment, and (III) at all times during each of the months of the February, March, April, May and June of the calendar year of any such payment; and (z) Borrowers have, on a pro forma basis immediately after giving effect to any such payment, a Fixed Charge Coverage Ratio (recomputed for the most recent month for which financial statements have been delivered pursuant to Section 10.1.2(b)) of not less than 1.25 to 1.0; and

(B)any payment of paid-in-kind interest with respect to the Debt under the Walker/Ogilvie Notes 1/2 as in effect on the Closing Date and the accrual or capitalization of interest, fees or other amounts thereunder, whether pursuant to the terms of the Walker/Ogilvie Notes 1/2 or in lieu of cash payments that otherwise were prohibited under the terms of this Agreement or the Walker/Ogilvie Subordination Agreements.

(iii)subject to the terms of the IC-DISC Subordination Agreements, Borrowers may make:

(A)in respect of the IC-DISC Notes 3/4, on or after June 30, 2019, any principal payments made on June 30 and December 31 (or the next Business Day after such date if the same falls on a day that is not a Business Day) of each calendar year, so long as, in the case of each such payment: (1) prior to making any such payment, the obligations evidenced by the Wheeler Note 6 shall have been satisfied, discharged and paid in full and the Wheeler Note 6 shall have been terminated and of no further force and effect; (2) prior to making any such payment, the obligations evidenced by the Walker/Ogilvie Notes 1/2 shall have been satisfied, discharged and paid in full and both Walker/Ogilvie Notes 1/2 shall have been terminated and of no further force and effect; (3) both before and immediately after giving effect to any such payment, no Default or Event of Default shall have occurred and be continuing; (4) Borrowers’ Excess Availability is equal to or greater than $20,000,000 (x) both immediately before and immediately following the making of any such payment, (y) calculated on an average daily basis for the 30-day period ending immediately prior to the making of any such payment, and (z) at all times during each of the months of the February, March, April, May and June of the calendar year of any such payment; and (5) Borrowers have, on a pro forma basis immediately after giving effect to any such payment, a Fixed Charge Coverage Ratio (recomputed for the most recent month for which financial statements have been delivered pursuant to Section 10.1.2(b)) of not less than 1.25 to 1.0;

(B)in respect of the IC-DISC Notes 7/8, on or after June 30, 2020, any principal payments made on June 30 and December 31 (or the next Business Day after such date if the same falls on a day that is not a Business Day) of each calendar year, so long as, in the case of each such payment: (1) prior to making any such payment, the obligations evidenced by the Wheeler Note 6 shall have been satisfied, discharged and paid in full and the Wheeler Note 6 shall have been terminated and of no further force and effect; (2) prior to making any such payment, the obligations evidenced by the Walker/Ogilvie Notes 1/2 shall have been satisfied, discharged and paid in full and both Walker/Ogilvie Notes 1/2 shall have been terminated and of no further force and effect; (3) prior to making any such payment, the obligations evidenced by the IC-DISC Notes 3/4 shall have been satisfied, discharged and paid in full and both IC-DISC Notes 3/4 shall have been terminated and of no further force and effect; (4) both before and immediately after giving effect to any such payment, no Default or Event of Default shall have occurred and be continuing; (5) Borrowers’ Excess Availability is equal to or greater than $20,000,000 (x) both immediately before and immediately following the making of any such payment, (y) calculated on an average daily basis for the 30-day period ending immediately prior to the making of any such payment, and (z) at all times during each of the months of the February, March, April, May and June of the calendar year of any such payment; and (6) Borrowers have, on a pro forma basis immediately after giving effect to any such payment, a Fixed Charge Coverage Ratio (recomputed for the most recent month for which financial statements have been delivered pursuant to Section 10.1.2(b)) of not less than 1.25 to 1.0;

(C)any payment of paid-in-kind interest with respect to the Debt under the IC-DISC Notes and the accrual or capitalization of interest, fees or other amounts thereunder, whether pursuant to the terms of the IC-DISC Notes or in lieu of cash payments that otherwise were prohibited under the terms of this Agreement or the IC-DISC Subordination Agreements.

Not less than 5 Business Days prior to the date of any payment permitted under this clause (a), a Senior Officer of Borrower Agent shall certify to Agent that all conditions to such payment have been satisfied under this Agreement and the Walker/Ogilvie Subordination Agreements, Wheeler Note Intercreditor Agreement, or IC-DISC Subordination Agreements, as applicable.

(b) Borrowed Money (other than the Obligations and the Subordinated Debt) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent).

10.2.9Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (a) mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower; or (b) Permitted Acquisitions.

10.2.10Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares.

10.2.11Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 10.2.9.

10.2.12Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.13Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

10.2.17Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except:

(a)transactions expressly permitted by the Loan Documents;

(b)payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities;

(c)transactions solely among Borrowers;

(d)transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17;

(e)transactions with Affiliates in the Ordinary Course of Business, so long as such transactions (i) are disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Borrowers in excess of $1,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate;

(f)maintenance by Borrowers of the insurance coverage with Super O and Guard Yourself as permitted under Section 10.1.7, so long as: (i) the aggregate amount of any payments made by Borrowers on account of such insurance does not exceed (A) $2,200,000 in any calendar year to either Super O or to Guard Yourself, or (B) $4,400,000 in any calendar year in the aggregate; (ii) both immediately before and immediately after giving effect to any payment made by Borrowers on account of such insurance, no Default or Event of Default shall have occurred and be continuing; and

(g)payment of Permitted IC-DISC Payments.

10.2.18Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, except as permitted under the terms of the Wheeler Note Intercreditor Agreement, Walker/Ogilvie Subordination Agreements, IC-DISC Subordination Agreements, or the Vendor Intercreditor Agreements, as applicable.

10.3Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall:

10.3.1Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio, measured at the end of each calendar month, commencing with the month ending January 31, 2017, of at least 1.1 to 1.0.

SECTION 11.EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)Any Borrower fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)A Borrower breaches or fails to perform any covenant contained in Section 7.2, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d)An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)Any breach or default (subject to any grace or cure period) of an Obligor occurs under (i) any Hedging Agreement; or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $3,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $3,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement or a bond of such judgment or order is in effect;

(h)A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $3,000,000;

(i)An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j)An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k)An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC that would have a Material Adverse Effect, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(1)An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m)A Change of Control occurs.

11.2Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)terminate, reduce or condition any Commitment or adjust the Borrowing Base;

(c)require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5Remedies Cumulative; No Waiver.

11.5.1Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.AGENT

12.1Appointment, Authority and Duties of Agent.

12.1.1Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2Agreements Regarding Collateral and Borrower Materials.

12.2.1Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior consent.

12.6Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8Successor Agent and Co-Agents.

12.8.1Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days’ written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including the indemnification set forth in Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10Remittance of Payments and Collections.

12.10.1  Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2  Failure to Pay. If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Revolver Loans. In no event shall Borrowers be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

12.10.3  Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 14.3.3 and 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14Appointment of Agent as Security Trustee. For the purposes of any Liens created under a Security Document governed by (i) English law (an “English Security Document”); and (ii) Cayman Islands law (a “Cayman Security Document” and together with the English Security Documents the “Foreign Security Documents”) the following additional provisions shall apply, in addition to the provisions set out in this Section 12 or otherwise hereunder.

(a)In this Section 12.14, the following expressions have the following meanings:

(i)“Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Obligor or its assets.

(ii)“Charged Property” means the assets of the Obligors subject to a security interest under a Foreign Security Document.

(iii)“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Agent (in its capacity as security trustee).

(b)The Secured Parties appoint the Agent to hold the security interests constituted by the Foreign Security Documents on trust for the Secured Parties on the terms of the Loan Documents and the Agent accepts that appointment.

(c)The Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Obligor.

(d)Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of, nor shall the Agent have any duty or responsibility to, any Obligor.

(e)The Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by Applicable Law.

(f)The Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the Foreign Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(g)The Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Agent by the Foreign Security Documents as may be conferred by the instrument of appointment of that person.

(h)The Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(i)The Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Agent.

(j)Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Agent (in its capacity as security trustee) under the Foreign Security Documents, and each reference to the Agent (where the context requires that such reference is to the Agent in its capacity as security trustee) in the provisions of the Foreign Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(k)Each Secured Party confirms its approval of the Foreign Security Documents and authorizes and instructs the Agent: (i) to execute and deliver the Foreign Security Documents; (ii) to exercise the rights, powers and discretions given to the Agent (in its capacity as security trustee) under or in connection with the Foreign Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Agent (in its capacity as security trustee) on behalf of the Secured Parties under the Foreign Security Documents.

(1)The Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(m)Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a Foreign Security Document and accordingly authorizes: (i) the Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (ii) the Land Registry (or other relevant registry) to register the Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(n)Except to the extent that a Foreign Security Document otherwise requires, any moneys which the Agent receives under or pursuant to a Foreign Security Document may be: (i) invested in any investments which the Agent selects and which are authorized by Applicable Law; or (ii) placed on deposit at any bank or institution (including the Agent) on terms that the Agent thinks fit, in each case in the name or under the control of the Agent, and the Agent shall hold those moneys, together with any accrued income (net of any applicable Taxes) to the order of the Lenders, and shall pay them to the Lenders on demand.

(o)On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Agent shall (at the cost of the Obligors) execute any release of the Foreign Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Agent considers desirable.

(p)The Agent shall not be liable for:

(i)any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a Foreign Security Document;

(ii)any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a Foreign Security Document;

(iii)the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or

(iv)any shortfall which arises on enforcing a Foreign Security Document.

(q)The Agent shall not be obligated to:

(i)obtain any authorization or environmental permit in respect of any of the Charged Property or a Foreign Security Document;

(ii)hold in its own possession a Foreign Security Document, title deed or other document relating to the Charged Property or a Foreign Security Document;

(iii)perfect, protect, register, make any filing or give any notice (where applicable) in respect of a Foreign Security Document (or the order of ranking of a Foreign Security Document), unless that failure arises directly from its own gross negligence or willful misconduct; or

(iv)require any further assurances in relation to a Foreign Security Document.

(r)In respect of any Foreign Security Document, the Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(s)In respect of any Foreign Security Documents, the Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Agent has failed to do so within fourteen (14) days after receipt of that request.

(t)Every appointment of a successor Agent under a Foreign Security Document shall be by deed.

(u)Section 1 of the Trustee Act 2000 shall not apply to the duty of the Agent in relation to the trusts constituted by this Agreement.

(v)In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 or the Trustee Act 2000, the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

(w)The perpetuity period under the rule against perpetuities if applicable to this Agreement and any Foreign Security Document shall be 80 years from the date of this Agreement.

12.15No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13.BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2Participations.

13.2.1Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

13.2.3Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3Assignments.

13.3.1Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14.MISCELLANEOUS

14.1Consents, Amendments and Waivers.

14.1.1Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a)without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)without the prior written consent of Issuing Bank, no modification shall alter Section 2.3 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c)without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c);

(d)without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base, Accounts Formula Amount or Inventory Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability, Pro Rata or Required Lenders; (iii) [reserved]; (iv) release all or substantially all Collateral; (v) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; or (vi) modify the repayment terms of the Wheeler Note Intercreditor Agreement, Walker/Ogilvie Subordination Agreements, and IC-DISC Subordination Agreements; and

(e)without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.2.

14.1.2Limitations. The agreement of Borrowers shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3Notices and Communications.

14.3.1Notice Address. Subject to Section 14.3.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) except for notice to any Borrower, if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if given by e-mail, when transmitted to the applicable e-mail address, if any, set forth on the signature pages hereof, if no delivery failure message is received by the sender. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2Communications. Electronic and telephonic communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Secured Parties make no assurance as to the privacy or security of electronic or telephonic communications. Voice mail shall not be effective notice under the Loan Documents.

14.3.3Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

14.3.4Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.3.5Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.

14.4Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act. Upon request by Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.

14.9Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13[Reserved].

14.14GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15Consent to Forum; Bail-In of EEA Financial Institutions.

14.15.1 Forum. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE SUPREME COURT SITTING IN NEW YORK COUNTY, NEW YORK OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2  Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.3 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an EEA Financial Institution, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

14.16Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent, Issuing Bank and each Lender hereby also waive) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

14.18NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

By:	/s/ Bruce Ogilvie, Jr.
Name:	Bruce Ogilvie, Jr.
Title:	Chairman and Chief Operating Officer

Address:

1401 Northwest 136th Avenue
Sunrise, Florida 33323
Attn: Bruce Ogilvie, Jr.
E-mail: bruce.ogilvie@aent.com

PROJECT PANTHER ACQUISITION CORPORATION

By:	/s/ Bruce Ogilvie, Jr.
Name:	Bruce Ogilvie, Jr.
Title:	Chairman and Chief Operating Officer

Address:

1401 Northwest 136th Avenue
Sunrise, Florida 33323
Attn: Bruce Ogilvie, Jr.
E-mail: bruce.ogilvie@aent.com

AEC DIRECT, LLC

By:	/s/ Bruce Ogilvie, Jr.
Name:	Bruce Ogilvie, Jr.
Title:	Chairman and Chief Operating Officer

Address:

1401 Northwest 136th Avenue
Sunrise, Florida 33323
Attn: Bruce Ogilvie, Jr.
E-mail: bruce.ogilvie@aent.com

Loan and Security Agreement

ALLIANCE ENTERTAINMENT, LLC

By:	/s/ Bruce Ogilvie, Jr.
Name:	Bruce Ogilvie, Jr.
Title:	Chairman and Chief Operating Officer

Address:

1401 Northwest 136th Avenue
Sunrise, Florida 33323
Attn: Bruce Ogilvie, Jr.
E-mail: bruce.ogilvie@aent.com

DIRECTTOU, LLC

By:	/s/ Bruce Ogilvie, Jr.
Name:	Bruce Ogilvie, Jr.
Title:	Chairman and Chief Operating Officer

Address:

1401 Northwest 136th Avenue
Sunrise, Florida 33323
Attn: Bruce Ogilvie, Jr.
E-mail: bruce.ogilvie@aent.com

Loan and Security Agreement

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender

By:	/s/ Stephen J. King
Name:	Stephen J. King
Title:	Senior Vice President

Address:

333 South Hope Street, Suite 1300
Los Angeles, CA 90071
Attn: Stephen J. King
E-mail: stephen.j.king@baml.com
Telecopy: (312) 453-5167

Loan and Security Agreement

BMO HARRIS BANK N.A.

By:	/s/ Jason Hoefler
Name:	Jason Hoefler
Title:	Managing Director

Address:

BMO Harris Bank N.A.
111 West Monroe, Suite 20E
Chicago, Illinois 60603
Attn: Jason Hoefler

Loan and Security Agreement

EXHIBIT A

to

Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan and Security Agreement dated as of February 21, 2017, as amended (“Loan Agreement”), among ALLIANCE ENTERTAINMENT HOLDING CORPORATION, PROJECT PANTHER ACQUISITION CORPORATION, AEC DIRECT, LLC, ALLIANCE ENTERTAINMENT, LLC, and DIRECTTOU, LLC (collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.

________________________ (“Assignor”) and ________________________ (“Assignee”) agree as follows:

1.Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $______  of Assignor’s outstanding Revolver Loans and $_____ of Assignor’s participations in LC Obligations, and (b) the amount of $________ of Assignor’s Revolver Commitment (which represents_______ % of the total Revolver Commitments) (the foregoing items being, collectively, “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2.Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $_______, the outstanding balance of its Revolver Loans and participations in LC Obligations is $_________; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the promissory note[s] held by it and requests that Agent exchange such note[s] for new promissory notes payable to Assignee [and Assignor].]

3.Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

Exhibit A

1

4.This Agreement shall be governed by the laws of the State of New York. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5.Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.
Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.
Reference:

Exhibit A

2

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of________________.

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

Exhibit A

3

EXHIBIT B

to

Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Loan and Security Agreement dated as of February 21, 2017, as amended (“Loan Agreement”), among ALLIANCE ENTERTAINMENT HOLDING CORPORATION, PROJECT PANTHER ACQUISITION CORPORATION, AEC DIRECT, LLC, ALLIANCE ENTERTAINMENT, LLC, and DIRECTTOU, LLC, (collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of                   , 20    (“Assignment”),        between_____________________ (“Assignor”) and ______________ (“Assignee”). Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment (a) a principal amount of $__________ of Assignor’s outstanding Revolver Loans and $_______ of Assignor’s participations in LC Obligations, and (b) the amount of $_________ of Assignor’s Revolver Commitment (which represents_______% of the total Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. Pursuant to the Assignment, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Revolver Commitment to be reduced by $__________, and Assignee’s Revolver Commitment to be increased by $              .

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment.

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, this Assignment Notice is executed as of ______________.

(“Assignee”)

By
Title:

Exhibit B

1

(“Assignee”)

By
Title:

ACKNOWLEDGED AND AGREED,

AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

ALLIANCE ENTERTAINMENT, LLC

By
Name:	Bruce Ogilvie, Jr.
Title:	Chairman

* No signature required if Assignee is a Lender, Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

BANK OF AMERICA, N.A.,
as Agent

By
Title:

Exhibit B

2

SCHEDULE 1.1

to

Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment	Total Commitments
Bank of America, N.A.	$90,000,000	$90,000,000
BMO Harris Bank N.A.	$35,000,000	$35,000,000
Total:	$125,000,000	$125,000,000

Schedule 1.1

SCHEDULE 8.5.1

to

Loan and Security Agreement

DEPOSIT ACCOUNTS

Borrower	Depository Bank	Type of Account	Account Number
Alliance Entertainment, LLC	Wells Fargo Bank, N.A.	Disbursement Account	2079900631252
Alliance Entertainment, LLC	Wells Fargo Bank, N.A.	Funding Account	2000057537126
Alliance Entertainment, LLC	Wells Fargo Bank, N.A.	Disbursement Account	2079900549373
Alliance Entertainment, LLC	Wells Fargo Bank, N.A.	Disbursement Account	2079940017195
Alliance Entertainment, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	2000035866136
Alliance Entertainment, LLC	Wells Fargo Bank, N.A.	Deposit Account (UK - EUR)	GB44PNBP16567188001382
Alliance Entertainment, LLC	Wells Fargo Bank, N.A.	Deposit Account (UK - GBP)	GB71PNBP16567188001381
Directtou, LLC	Wells Fargo Bank, N.A.	Deposit Account	2000027385670
Directtou, LLC	Wells Fargo Bank, N.A.	Disbursement Account	2079900549551
Directtou, LLC	Wells Fargo Bank, N.A.	Disbursement Account	9604000456
Directtou, LLC	Wells Fargo Bank, N.A.	Checking Account	4127155448
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4133177172
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4950036913
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4124696451
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4127735280
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4127735298
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4127735314
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4127735322

Schedule 8.5.1

Borrower	Depository Bank	Type of Account	Account Number
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4301262663
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4584685317
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4769455106
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4232965012
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4127735330
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4127735348
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4127735355
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4127735363
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4127735371
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4127745305
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4127745313
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4127745321
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4127745339
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4127745347
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4299283044
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4301262622
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4301262630
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4301262648

Schedule 8.5.1

Borrower	Depository Bank	Type of Account	Account Number
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4301262655
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4300272887
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4300272895
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4299283002
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4299283010
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4299283028
Directtou, LLC	Wells Fargo Bank, N.A.	Collections Deposit Account	4299283036
Directtou, LLC	Wells Fargo Bank, N.A.	Deposit Account (Cayman - CAD)	7775019669
Directtou, LLC	Wells Fargo Bank, N.A.	Deposit Account (Cayman - EUR)	7775027787
Directtou, LLC	Wells Fargo Bank, N.A.	Deposit Account (Cayman - JPY)	7775019677
Directtou, LLC	Wells Fargo Bank, N.A.	Deposit Account (UK - BP)	GB80PNBP16567188002674
Alliance Entertainment Holding Corporation	Wells Fargo Bank, N.A.	Disbursement Account	4942026659
Project Panther Acquisition Corporation	Wells Fargo Bank, N.A.	Disbursement Account	4942026675
Alliance Entertainment Holding Corp. and Directtou, LLC (purchased from Movies Unlimited Inc.)	TD Bank	Checking Account	37-3936111
Alliance Entertainment Holding Corp. and Directtou, LLC (purchased from Movies Unlimited Inc.)	TD Bank	Checking Account	37-4799138

Schedule 8.5.1

SCHEDULE 8.6.1

to

Loan and Security Agreement

BUSINESS LOCATIONS

1.	Each Borrower currently has the following business locations:

Chief Executive Office:

The Chief Executive Office of each of the Borrowers are located at the following address:

1401 Northwest 136th Avenue

Sunrise, Florida 33323

Other Locations:

The Borrowers maintain business locations at the following addresses:

300 Omicron Court

Shepherdsville, KY, 40165

725 Main Street

Suite 107

Woodland, CA 95695

Three Galleria Tower

Suite 934, 928, 926 & 978

13155 Noel Rd. 9th Floor

Dallas, TX 75240

Neshaminy Plaza

Bldg 2

3070 Bristol Pike

Bensalem, PA 19020

30 Corporate Park

Suite 207

Irvine, CA 92614

740 Hilltop Drive

Itasca, IL 60143

2.Each Subsidiary currently has the following business locations:

Chief Executive Office:

Fulfillment Express Limited

Hayles Bridge Offices

228 Mulgrave Road

Schedule 8.6.1

Cheam

Surrey

SM2 6JT

United Kingdom

Other Locations: None

3.In the five years preceding the Closing Date, Borrowers and Subsidiaries have had the following business locations in addition to those set forth above:

1270 Hillcrest Road

Dallas, Texas 75320

4250 Coral Ridge Drive

Coral Springs, Florida 33065

4.The following bailees, warehouseman, similar parties and consignees hold inventory of a Borrower or Subsidiary:

Name and Address of Party	Nature of Relationship	Amount of Inventory	Owner of Inventory
ANConnect, LLC 2001 Commerce Parkway Franklin, Indiana 46131	Bailee	Approx. $3.1 million (as of 1/31/2017)	Alliance Entertainment, LLC

Schedule 8.6.1

SCHEDULE 9.1.4

to

Loan and Security Agreement

NAMES AND CAPITAL STRUCTURE

1.The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of each Borrower and Subsidiary are as follows:

Name	Jurisdiction Authorized Shares	Number and Class of Issued Shares	Number and Class of
Alliance Entertainment Holding Corporation	Delaware	1,000 shares; Common Stock 957 shares; Common	957 shares; Common Stock (57 shares issued as treasury stock)
Project Panther Acquisition Corporation	Delaware	1,000 shares; Common Stock	100 shares; Common Stock
Alliance Entertainment, LLC	Delaware	N/A; limited liability company membership interests	N/A; limited liability company membership interests
AEC Direct, LLC	Delaware	N/A; limited liability company membership interests	N/A; limited liability company membership interests
Directtou, LLC	Delaware	N/A; limited liability company membership interests	N/A; limited liability company membership interests
Fulfillment Express Limited	United Kingdom	331,290 shares allotted; Ordinary shares	331,290 shares; ordinary shares

2.The record holders of Equity Interests of each Borrower and Subsidiary are as follows:

Name	Class of Stock	Number of Shares	Record Owner
Alliance Entertainment Holding Corporation	Common Stock	450 shares (50% of issued and outstanding, other than treasury stock)	Bruce Ogilvie
Alliance Entertainment Holding Corporation	Common Stock	450 shares (50% of issued and outstanding, other than treasury stock)	Jeff Walker
Project Panther Acquisition Corporation	Common Stock	100 shares (100% of issued and outstanding)	Alliance Entertainment Holding Corporation
Alliance Entertainment, LLC	Limited liability company membership interests	100%	Project Panther Acquisition Corporation
AEC Direct, LLC	Limited liability company membership interests	100%	Project Panther Acquisition Corporation

Schedule 9.1.4

Name	Class of Stock	Number of Shares	Record Owner
Directtou, LLC	Limited liability company membership interests	100%	Project Panther Acquisition Corporation
Fulfillment Express Limited	Ordinary shares	331,290 shares (100% of issued and outstanding)	Project Panther Acquisition Corporation

3.All agreements binding on holders of Equity Interests of Borrowers and Subsidiaries with respect to such interests are as follows:

None.

4.In the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination, except:

Borrower/Subsidiary	Description of Transaction	Date of Transaction
Alliance Entertainment, LLC	Merger of Music Consolidators, LLC into Alliance Entertainment, LLC	January 2017
Alliance Entertainment, LLC	Purchase by Alliance Entertainment, LLC of Music Consolidators, LLC, whose assets were contributed by ANconnect LLC	July 2016
Alliance Entertainment Holding Corporation	Purchase of certain assets and liabilities from Movies Unlimited, Inc.	June 2015
Alliance Entertainment Holding Corporation	Merger of C D Listening Bar, Inc. into Alliance Entertainment Holding Corporation	December 2014
Alliance Entertainment, LLC	Dissolution of Audiolife, LLC pursuant to Certificate of Cancellation filed with the Secretary of State of the State of Delaware	December 2014

Schedule 9.1.4

SCHEDULE 9.1.11

to

Loan and Security Agreement

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1.	Borrowers’ and Subsidiaries’ patents:

None.

2.	Borrowers’ and Subsidiaries’ trademarks:

U.S. Trademark Registrations:

Trademark	Owner	Status in Trademark Office	Federal Registration No.	Registration Date
	Alliance Entertainment, LLC	Registered; Issued and Active	3434119	05/27/2008
WEB AMI INTERACTIVE ALLIANCE MUSIC INDEX	Alliance Entertainment, LLC	Registered; Issued and Active	4435189	11/19/2013
BIG BOOK OF MUSIC	Directtou, LLC	Registered; Issued and Active	4240701	11/13/2012
CCMUSIC	Directtou, LLC	Registered; Issued and Active	3907682	01/18/2011
CCVIDEO	Directtou, LLC	Registered; Issued and Active	2275744	09/07/1999
COLLECTOR’S CHOICE	Directtou, LLC	Registered; Issued and Active	1860145	10/25/1994
COLLECTORS’ CHOICE MUSIC	Directtou, LLC	Registered; Issued and Active	1858053	10/11/1994
DEEPDISCOUNT	Directtou, LLC	Registered; Issued and Active	3409924	04/08/2008
DEEPDISCOUNT.COM	Directtou, LLC	Registered; Issued and Active	3409913	04/08/2008
DEEPDISCOUNTCD.COM	Directtou, LLC	Registered; Issued and Active	3215314	03/06/2007
DEEPDISCOUNTDVD.COM	Directtou, LLC	Registered; Issued and Active	3215313	03/06/2007

Schedule 9.1.11

DVDPLANET	Directtou, LLC	Registered; Issued and Active	2453998	05/22/2001
HEARTLAND MUSIC (& Design)	Directtou, LLC	Registered; Issued and Active	1762498	04/06/1993
THE BIG BOOK OF MOVIES	DirectTou, LLC	Registered; Issued and Active	2376791	08/15/2000
HEARTLAND MUSIC	Directtou, LLC	Registered; Issued and Active	2292647	11/16/1999
“THE MOVIE COLLECTOR’S WEBSITE”	Alliance Entertainment Holding Corporation	Registered; Issued and Active	3192582	01/02/2007
Word Mark: ADULTMOVIESUNLIMITED.COM	Alliance Entertainment Holding Corporation	Registered; Issued and Active	2740596	07/22/2003
THE MOVIE COLLECTOR’S BLOG	Alliance Entertainment Holding Corporation	Registered; Issued and Active	3776506	04/13/2010
MOVIESUNLIMITED.COM	Alliance Entertainment Holding Corporation	Registered; Issued and Active	2615288	09/03/2002
MOVIES FOR MOVIE LOVERS	Alliance Entertainment Holding Corporation	Registered; Issued and Active	2303874	12/28/1999
Word Mark: MOVIES FOR MOVIE LOVERS	Alliance Entertainment Holding Corporation	Registered; Issued and Active	2209897	12/08/1998
Word Mark: MOVIES UNLIMITED	Alliance Entertainment Holding Corporation	Registered; Issued and Active	1257955	11/15/1983
	Alliance Entertainment Holding Corporation	Registered; Issued and Active	1257954	11/15/1983

Schedule 9.1.11

	Alliance Entertainment Holding Corporation	Registered; Issued and Active	1257984	11/15/1983
	Alliance Entertainment Corporation	Registered; Issued and Active	1248713	08/16/1983
Word Mark: MOVIES UNLIMITED	Alliance Entertainment Holding Corporation	Registered; Issued and Active	1245646	07/12/1983
	Alliance Entertainment Holding Corporation	Registered; Issued and Active	1245647	07/12/1983
Word Mark: WINSTAR	Alliance Entertainment Corporation	Registered; Issued and Active	2016027	11/12/1996
	Alliance Entertainment Corporation	Registered; Issued and Active	1868115	12/20/1994
	Alliance Entertainment Corporation	Registered; Issued and Active	1871150	01/03/1995

Foreign Trademark Registrations:

Mark:	Owner:	Reg. No.:	Country
AEC ONE STOP GROUP	Alliance Entertainment, LLC	823045471	Brazil
AEC ONE STOP GROUP	Alliance Entertainment, LLC	823045536	Brazil
AMIGO! AEC MUSIC INDEX and design	Alliance Entertainment, LLC	823045463	Brazil

Schedule 9.1.11

3.	Borrowers’ and Subsidiaries’ copyrights:

United States Copyrights:

Title	Claimant	Registration Date	Registration Number
SuperFile	Alliance Entertainment, LLC	4/8/2002	TX0005875696

4.	Borrowers’ and Subsidiaries’ licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):
a)

License Agreement for Computer Programs by and between Manhattan Associates, Inc. (as successor in interest to Manhattan Associates, LLC) and Alliance Entertainment LLC (as successor in interest to Alliance Entertainment Corp.), dated February 23, 1998, as amended and/or assigned December 27, 1999, November 20, 2000, March 17, 2004 and December 17, 2010.

b)	Standard Terms and Conditions of Sale by and between Enterasys Networks, Inc. and Alliance Entertainment, dated April 1, 2013.
c)	Home Video Distribution Agreement by and between NCircle Entertainment, a division of Alliance Entertainment, LLC, and Zinkia Entertainment, S.A., dated March 26, 2012.
d)	Home Video Distribution Agreement by and between NCircle Entertainment, a division of Alliance Entertainment, LLC, and Orange Eyes Limited, dated December 15, 2010.
e)

Home Video Distribution Agreement by and between NCircle Entertainment (a division of Alliance Entertainment, LLC) and The Jim Henson Company, dated February 20, 2008, as amended November 17, 2010 and September 10, 2012.

f)	Home Video Distribution Agreement by and between NCircle Entertainment (a division of Alliance Entertainment, LLC) and Breakthrough Entertainment Inc., dated March 1, 2011.
g)	Home Video Distribution Agreement by and between NCircle Entertainment (a division of Alliance Entertainment, LLC) and The Jim Henson Company, dated October 26, 2011.
h)

Home Distribution Agreement by and between NCircle Entertainment, a division of Alliance Entertainment, LLC (as successor in interest to Source Interlink Distribution LLC) and Random House Children’s Entertainment, LLC, dated September 1, 2009, as amended February, 2012.

i)	Master Services Attachment for Service Elite by and between Alliance Entertainment and International Business Machines Corporation.
j)	Oracle Ordering Document and General Terms, dated January 22, 2013. Schedule 9.1.11

Schedule 9.1.11

k)	1st Amendment to Video License Agreement by and between NCircle Entertainment, a division of Alliance Entertainment, LLC, and HIT (MTK) Limited, dated January 31, 2013.
l)	Amendment to Home Video Distribution Agreement by and between NCE and 9 Story Media Group Inc., dated November 8, 2016
m)	Amendment 5 to the Home Video Distribution Agreement by and between NCE and Portfolio Entertainment Inc., dated September 21, 2016
n)	Home Video Distribution Agreement by and between NCE and Foothill Entertainment, Inc. dates as of October 19, 2016
o)	VideogramLicense Agreement by and between NCE and Zodiak Right, LTD dates as of October 1, 2016
p)	Distribution in Services and License Agreement by and between NCE and Sony Pictures Home Entertainment dated as of August 4, 2016

Schedule 9.1.11

SCHEDULE 9.1.14

to

Loan and Security Agreement

ENVIRONMENTAL MATTERS

None.

Schedule 9.1.14

SCHEDULE 9.1.15

to

Loan and Security Agreement

RESTRICTIVE AGREEMENTS

None.

Schedule 9.1.15

SCHEDULE 9.1.16

to

Loan and Security Agreement

LITIGATION AND COMMERCIAL TORT CLAIMS

1.	Proceedings and investigations pending against Borrowers or Subsidiaries:

None.

2.	Threatened proceedings or investigations of which any Borrower or Subsidiary is aware:

None.

3.	Pending Commercial Tort Claim(s) of any Obligor:

None.

Schedule 9.1.16

SCHEDULE 9.1.18

to

Loan and Security Agreement

PENSION PLAN DISCLOSURES

None.

Schedule 9.1.18

SCHEDULE 9.1.20

to

Loan and Security Agreement

LABOR CONTRACTS

Borrowers and Subsidiaries are party to the following collective bargaining agreements, management agreements and consulting agreements:

None.

Schedule 9.1.20

SCHEDULE 10.1.2

to

Loan and Security Agreement

ADDITIONAL FINANCIAL AND COLLATERAL REPORTING

Monthly (no later than the 20th day of each month)	(a)a detailed calculation of those domestic Accounts that are not eligible for the Borrowing Base,
(b)a detailed calculation of those foreign Accounts that are not eligible for the Borrowing Base,

(c)a detailed Inventory system/perpetual report together with a reconciliation to each Borrower’s general ledger accounts (delivered electronically in a format reasonably satisfactory to Agent),

(d)a detailed report specifying Borrowers’ Inventory to be returned to Borrowers’ vendors (other than Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report delivered pursuant to clause (c) above), together with a reconciliation to each Borrower’s general ledger accounts (delivered electronically in an acceptable format),

(e)a detailed report specifying Borrowers’ Inventory returned from Borrowers’ customers which is not reflected on the most recent Inventory perpetual report delivered pursuant to clause (c) above, together with a reconciliation to each Borrower’s general ledger accounts (delivered electronically in a format reasonably satisfactory to Agent),

(f)a detailed calculation of Inventory categories, including Inventory returned from Borrowers’ customers (whether or not such Inventory is reflected on the Inventory perpetual report delivered pursuant to clause (c) above) that are not eligible for the Borrowing Base,

(g)a detailed report regarding Alliance Holding’s and its Subsidiaries’ cash and Cash Equivalents,

(h)a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of each Borrower’s general ledger and a detailed aging of Accounts, and

(i)a reconciliation of Accounts, trade accounts payable, and Inventory of each Borrower’s general ledger accounts to its monthly financial statements including any book reserves related to each category.

Promptly following any request by Agent	(j)copies of purchase orders and invoices for Inventory and Equipment acquired by Alliance Holding or its Subsidiaries,

(k)copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time, and

(l)a detailed list of Alliance Holding’s and its Subsidiaries’ customers, with address and contact information.

Schedule 10.1.2

SCHEDULE 10.1.7

to

Loan and Security Agreement

CATEGORIES OF INSURANCE

Super O and Guard Yourself are micro-captive insurance companies that shall provide insurance coverage to the Borrowers with respect to the following categories of insurance:

●	General Cost of Defense
●	Political Violence
●	Administrative Actions
●	Business Income & Extra Expense
●	Business Risk Indemnity
●	Computer Operations & Data
●	Credit Default
●	Directors & Officers
●	Employee Fidelity
●	Employment Practices Liability
●	Keyman Disability
●	Litigation expense
●	Loss of Key Employee
●	Shipping Risk
●	Tax Indemnity

Schedule 10.2.2

SCHEDULE 10.2.2

to

Loan and Security Agreement

EXISTING LIENS

Debtor Name	Jurisdiction	File No.	Date	Secured Party	Collateral
AEC Direct, LLC	Delaware	20144460010	11/05/2014	Twentieth Century Fox Home Entertainment LLC	All inventory manufactured, distributed, consigned and, sold by or bearing the trademark of the secured party
Alliance Entertainment Holding Corporation	Delaware	20144460010	11/05/2014	Twentieth Century Fox Home Entertainment LLC	All inventory manufactured, distributed, consigned and, sold by or bearing the trademark of the secured party
Alliance Entertainment, LLC	Delaware	20021364557	05/09/2002	Dell Financial Services LLC	Lease filing
Alliance Entertainment, LLC	Delaware	20074801881	12/19/2007	Red Distribution, LLC	All inventory distributed or sold by secured party
Alliance Entertainment, LLC	Delaware	20074802285	12/19/2007	Red Distribution, LLC	All inventory distributed or sold by secured party
Alliance Entertainment, LLC	Delaware	20103057357	09/01/2010	Sony Music Entertainment	All inventory distributed or sold by secured party
Alliance Entertainment, LLC	Delaware	20103061086	09/01/2010	UMG Commercial Services, Inc.	All inventory distributed or sold by secured party
Alliance Entertainment, LLC	Delaware	20103355736	09/27/2010	Warner-Elektra-Atlantic Corporation	All inventory distributed or sold by secured party
Alliance Entertainment, LLC	Delaware	20120751752	02/27/2012	Raymond Leasing Corporation	Lease filing
Alliance Entertainment, LLC	Delaware	20121521253	04/19/2012	CIT Finance LLC	Specific equipment
Alliance Entertainment, LLC	Delaware	20124698629	12/05/2012	Raymond Leasing Corporation	Lease filing
Alliance Entertainment, LLC	Delaware	20131503540	04/18/2013	Sterling National Bank	Lease filing
Alliance Entertainment, LLC	Delaware	20133594083	09/16/2013	Raymond Leasing Corporation	Lease filing

Schedule 10.2.2

Debtor Name	Jurisdiction	File No.	Date	Secured Party	Collateral
Alliance Entertainment, LLC	Delaware	20142358331	06/16/2014	Passchendaele Capital Fund	Lease filing
Alliance Entertainment, LLC	Delaware	20144460010	11/05/2014	Twentieth Century Fox Home Entertainment LLC	All inventory manufactured, distributed, consigned and, sold by or bearing the trademark of the secured party
Alliance Entertainment, LLC	Delaware	20144523619	11/10/2014	Newstar Commercial Lease Funding I, LLC	Specific equipment
Alliance Entertainment, LLC	Delaware	20150010313	01/02/2015	U.S. Bank Equipment Finance	Specific equipment
Alliance Entertainment, LLC	Delaware	20150381557	01/28/2015	CIT Finance LLC	Specific equipment
Alliance Entertainment, LLC	Delaware	20152250222	05/27/2015	U.S. Bank Equipment Finance	Specific equipment
Alliance Entertainment, LLC	Florida	20150347141 X	04/14/2015	CIT Finance LLC	Specific equipment
Directtou, LLC	Delaware	20144460010	11/05/2014	Twentieth Century Fox Home Entertainment LLC	All inventory manufactured, distributed, consigned and, sold by or bearing the trademark of the secured party

Schedule 10.2.2

SCHEDULE 10.2.17

to

Loan and Security Agreement

EXISTING AFFILIATE TRANSACTIONS

The Borrowers, on the one hand, and Fulfillment Express Limited, a Subsidiary, on the other hand, participate in recurring transactions whereby Fulfillment Express Limited transfers to the Borrowers amounts received by it as refunds of VAT from the relevant Governmental Authorities in the United Kingdom.

Schedule 10.2.17